TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS; UPDATES FISCAL 2023 FINANCIAL OUTLOOK AND LONG-TERM STORE GROWTH TARGETS

Brentwood, Tenn., July 27, 2023 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its second quarter ended July 1, 2023.

●	Net Sales Increase of 7.2% to $4.18 Billion with Comparable Store Sales Increase of 2.5%, Led by Comparable Transaction Growth of 1.8%
●	Diluted Earnings per Share Growth of 8.5% to $3.83
●	Announces New Long-Term Target of 3,000 Stores in the U.S. and Plan to Increase Annual New Store Openings to 90 per Year

“As has been well documented, U.S. consumer spending on goods is moderating. Additionally, our business was further impacted by seasonal underperformance, particularly in June. Consequently, our second quarter results, while solid, were below our expectations. My thanks and appreciation go out to our 52,000 Tractor Supply Team Members. Through their efforts, we delivered record customer service scores and positive comparable transaction growth in the quarter. Given our first half performance and our view that our customers will continue to be discerning in their spending for the remainder of the year, we are adjusting our full year outlook,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

“We believe we have a robust, distinct business model in an attractive market. We have achieved remarkable growth and market share gains over the last three plus years. We remain excited about the many vectors that exist for us to expand our competitive advantages and deliver attractive growth. Today, based on market insights, we are announcing an increase to our long-term store target to 3,000 organic sites. Additionally, we are announcing our intention to increase our annual new store openings to 90 beginning in 2025 with 2024 being a transition year. With significant share opportunity in a total addressable market of more than $180 billion, we have a long growth runway ahead of us as we continue to execute on our Life Out Here strategy,” said Lawton.

Second Quarter 2023 Results
Net sales for the second quarter of 2023 increased 7.2% to $4.18 billion from $3.90 billion in the second quarter of 2022. The increase in net sales was driven by contributions from the acquisition of Orscheln Farm and Home, new store openings and growth in comparable store sales. Comparable store sales increased 2.5%, as compared to an increase of 5.5% in the prior year’s second quarter, driven by comparable average transaction count increase of 1.8% and comparable average ticket growth of 0.6%. Comparable store sales growth reflects continued strength in core year-round merchandise, including consumable, usable and edible (“C.U.E.”) products which significantly outpaced the chain average. This performance offset softness in demand for seasonal goods and declines in big-ticket items.

Gross profit increased 9.3% to $1.51 billion from $1.39 billion in the prior year’s second quarter, and gross margin increased 69 basis points to 36.2% from 35.5% in the prior year’s second quarter. Gross margin continued to benefit from the Company’s ongoing execution of an everyday low price strategy to manage the impact of year-over-year product cost inflation. The gross margin rate increase was primarily attributable to lower transportation costs driven by improvement in the global supply chain and efficiencies from a new distribution center, modestly offset by negative product mix.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 10.9% to $955.4 million from $861.2 million in the prior year’s second quarter. As a percentage of net sales, SG&A expenses increased 77 basis points to 22.8% from 22.1% in the second quarter of 2022. The increase in SG&A as a percentage of net sales was primarily attributable to the Company’s planned growth investments which included higher depreciation and amortization and the onboarding of a new distribution center. Additionally, higher medical claims contributed to the increase in SG&A as a percentage of net sales.

Operating income increased 6.5% to $559.3 million from $525.0 million in the second quarter of 2022.

The effective income tax rate improved to 23.0% compared to 23.5% in the second quarter of 2022.

Net income increased 6.2% to $421.2 million from $396.5 million, and diluted earnings per share was $3.83 compared to $3.53 in the second quarter of 2022.

The Company repurchased approximately 0.7 million shares of its common stock for $153.9 million and paid quarterly cash dividends totaling $112.8 million, returning $266.7 million of capital to shareholders in the second quarter of 2023.

The Company opened 17 new Tractor Supply stores and three new Petsense by Tractor Supply stores in the second quarter of 2023.

Real Estate Strategy Update
Tractor Supply announced today an update to the Company’s long-term store opportunity and several new real estate programs that leverage the strength of its balance sheet and real estate portfolio. These announcements create a longer runway for growth and strengthen the Company’s financial model.

Based on its market analysis, the Company is establishing a new target of 3,000 Tractor Supply stores in the U.S., an increase of 200 locations from its prior guidance. Additionally, the Company anticipates accelerating its annual new store growth to approximately 90 stores per year beginning in 2025, with a step up to 80 new stores in 2024.

Tractor Supply is also updating its real estate development and portfolio management strategy for its store real estate to include owned development and sale-leaseback capability. The owned development program enables the Company to capture incremental cost savings through a fixed fee model and have more control in the development process of new stores. The Company currently anticipates executing a sale-leaseback transaction of new stores built under this program within a reasonable time after construction is completed.

Additionally, the Company plans to periodically execute the sale-leaseback of its existing ownership of 117 stores to fund the cash required by the new development program and to capture the value of its existing real estate. The benefit from the new development program is anticipated to more than offset the incremental rent expense from the sale-leaseback of Company’s currently owned stores. The expectation is that the sale-leaseback of existing stores would be executed routinely over approximately the next eight to 10 years, beginning this year. Given this approach, the total number of Company-owned stores is anticipated to remain relatively stable and consistent over time. For 2023, the Company expects an after-tax benefit of approximately $0.20 of diluted earnings per share anticipated in the second half of the year from the sale-leaseback of 10 to 15 stores. A similar benefit is anticipated to be achieved each year over the near term.

Fiscal 2023 Financial Outlook
The Company is updating its fiscal 2023 financial guidance to reflect its performance from the first half of the year along with its expectations for the remainder of the year, including the positive impact of the updates to the real estate portfolio strategy. The updated fiscal 2023 guidance includes the benefit of the sale-leaseback.

For fiscal 2023, the Company now expects the following:

	Updated	Previous
Net Sales	$14.8 billion - $14.9 billion	$15.0 billion - $15.3 billion
Comparable Store Sales	+1.3% - +2.5%	+3.5% - +5.5%
Operating Margin Rate	10.2% - 10.3%	10.1% - 10.3%
Net Income	$1.12 billion - $1.15 billion	$1.13 billion - $1.17 billion
Earnings per Diluted Share	$10.20 - $10.40	$10.30 - $10.60

In light of the updates to the Company’s real estate strategy, anticipated capital expenditures for the year are now forecasted to be in the range of $800 million to $850 million, compared to its prior range of $700 million to $775 million. The increase in capital expenditures reflects the implementation of the development program for new store growth that will be fully funded through the sale of existing Company-owned stores. Additionally, capital plans for 2023 include opening a total of approximately 70 Tractor Supply stores, completing the Orscheln Farm and Home conversions to Tractor Supply, continuing the Project Fusion remodels and garden center transformations, building of its 10th distribution center and opening a total of 10 to 15 new Petsense by Tractor Supply stores.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, July 27, 2023 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 291 on the Fortune 500. The Company’s 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of July 1, 2023, the Company operated 2,181 Tractor Supply stores in 49 states, including 81 stores acquired from Orscheln Farm and Home in 2022 that will be rebranded to Tractor Supply by the end of 2023. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of July 1, 2023, the Company operated 192 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements regarding growth and value creation, consumer spending trends, new stores and distribution centers, the Orscheln Farm and Home conversion, property development plans, our plans to enter into sale-leaseback transactions, and financial guidance for 2023, including, net sales, comparable store sales, operating margin rates, net income, diluted earnings per share, capital expenditures and share repurchases. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, national, regional, and local economic conditions affecting consumer spending; the timing and mix of goods sold; the timing and acceptance of new products; purchase price volatility (including inflationary and deflationary pressures), transportation costs and constraints in the supply chain affecting timing and availability of merchandise inventory; the ability to increase sales at existing stores or on our e-commerce platforms; the ability to manage growth and identify suitable locations; the ability to open new stores in the time, manner, and number currently contemplated; the ability to execute definitive agreements, satisfy closing conditions and close the planned sale-leaseback transactions on a timely basis, on favorable terms or at all; economic uncertainty, including rising costs for commodities, raw materials, energy, and finished goods; the ability to successfully manage expenses and to execute our key gross margin enhancing initiatives; the ability to open distribution centers in the anticipated timeframe and within budget; the impact of new stores on our business; competition, including that from online competitors; weather conditions; the seasonal nature of our business; the ability to retain vendors and our reliance on foreign suppliers; the ability to attract, train, and retain qualified employees, as well as increasing labor and benefit costs; rising interest rates; tightening of credit markets; continued domestic impact of global geopolitical unrest; continued disruption and uncertainty in the supply chain and shipping channels, including potential disruption to domestic transportation channels; the impact of public health issues; difficulties in integration of Orscheln Farm and Home and the potential for conflicts with regulators if the sale of the Orscheln headquarters or distribution center are delayed; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition; significant increases in costs or significant delays associated with new store openings, remodels, relocations, or conversion of Orscheln stores; our ability to meet our sustainability, stewardship, carbon emission, and Diversity, Equity, and Inclusion related Environmental, Social, and Governance projections, goals, and commitments; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; potential judgments, fines, legal fees, and other costs; breach of information systems or theft of employee or customer data; effective tax rate changes and results of examination by taxing authorities; the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions, and estimates; severe weather and the effects of climate change. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Six Months Ended
	July 1, 2023		June 25, 2022		July 1, 2023		June 25, 2022
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$4,184,695	100.00%	$3,903,406	100.00%	$7,483,920	100.00%	$6,927,538	100.00%
Cost of merchandise sold	2,669,926	63.80	2,517,151	64.49	4,799,243	64.13	4,484,774	64.74
Gross profit	1,514,769	36.20	1,386,255	35.51	2,684,677	35.87	2,442,764	35.26
Selling, general and administrative expenses	853,158	20.39	777,860	19.93	1,681,393	22.47	1,512,437	21.83
Depreciation and amortization	102,279	2.44	83,360	2.14	199,512	2.67	161,006	2.32
Operating income	559,332	13.37	525,035	13.45	803,772	10.74	769,321	11.11
Interest expense, net	12,343	0.30	7,097	0.18	25,023	0.33	14,166	0.20
Income before income taxes	546,989	13.07	517,938	13.27	778,749	10.41	755,155	10.91
Income tax expense	125,755	3.01	121,460	3.11	174,427	2.33	171,450	2.47
Net income	$421,234	10.07%	$396,478	10.16%	$604,322	8.07%	$583,705	8.43%

Net income per share:
Basic	$3.85		$3.55		$5.51		$5.21
Diluted	$3.83		$3.53		$5.47		$5.17

Weighted average shares outstanding:
Basic	109,426		111,590		109,735		112,060
Diluted	110,041		112,318		110,411		112,911

Dividends declared per common share outstanding	$1.03		$0.92		$2.06		$1.84

Note: Percent of net sales amounts may not sum to totals due to rounding.

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Net income	$421,234	$396,478	$604,322	$583,705

Other comprehensive income / (loss):
Change in fair value of interest rate swaps, net of taxes	778	1,810	(1,059)	7,803
Total other comprehensive income / (loss)	778	1,810	(1,059)	7,803
Total comprehensive income	$422,012	$398,288	$603,263	$591,508

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 1, 2023	June 25, 2022
ASSETS
Current assets:
Cash and cash equivalents	$620,031	$530,822
Inventories	2,660,052	2,485,138
Prepaid expenses and other current assets	297,191	214,436
Total current assets	3,577,274	3,230,396
Property and equipment, net	2,185,476	1,744,556
Operating lease right-of-use assets	2,957,792	2,760,148
Goodwill and other intangible assets	267,088	55,520
Other assets	45,193	78,574
Total assets	$9,032,823	$7,869,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,272,232	$1,280,518
Accrued employee compensation	66,181	42,474
Other accrued expenses	464,267	470,082
Current portion of finance lease liabilities	2,860	3,502
Current portion of operating lease liabilities	317,730	364,643
Income taxes payable	114,194	80,959
Total current liabilities	2,237,464	2,242,178
Long-term debt	1,727,504	987,411
Finance lease liabilities, less current portion	32,999	35,859
Operating lease liabilities, less current portion	2,762,877	2,543,133
Deferred income taxes	59,157	36,256
Other long-term liabilities	125,670	110,490
Total liabilities	6,945,671	5,955,327

Stockholders’ equity:
Common stock	1,418	1,414
Additional paid-in capital	1,283,589	1,220,682
Treasury stock	(5,210,524)	(4,640,236)
Accumulated other comprehensive income	10,216	9,148
Retained earnings	6,002,453	5,322,859
Total stockholders’ equity	2,087,152	1,913,867
Total liabilities and stockholders’ equity	$9,032,823	$7,869,194

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	July 1, 2023	June 25, 2022
Cash flows from operating activities:
Net income	$604,322	$583,705
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	199,512	161,006
(Gain)/loss on disposition of property and equipment	(474)	594
Share-based compensation expense	30,179	24,850
Deferred income taxes	30,916	38,693
Change in assets and liabilities:
Inventories	34,626	(293,946)
Prepaid expenses and other current assets	(22,439)	(50,318)
Accounts payable	(126,400)	124,888
Accrued employee compensation	(56,795)	(67,144)
Other accrued expenses	(26,994)	(22,896)
Income taxes	104,723	98,059
Other	11,145	28,114
Net cash provided by operating activities	782,321	625,605
Cash flows from investing activities:
Capital expenditures	(349,586)	(265,308)
Proceeds from sale of property and equipment	761	178
Proceeds from Orscheln acquisition net working capital settlement	4,310	—
Net cash used in investing activities	(344,515)	(265,130)
Cash flows from financing activities:
Borrowings under debt facilities	1,767,000	—
Repayments under debt facilities	(1,195,000)	—
Debt discounts and issuance costs	(9,729)	—
Principal payments under finance lease liabilities	(2,805)	(2,527)
Repurchase of shares to satisfy tax obligations	(23,121)	(27,672)
Repurchase of common stock	(345,653)	(484,390)
Net proceeds from issuance of common stock	15,252	12,995
Cash dividends paid to stockholders	(226,221)	(206,089)
Net cash used in financing activities	(20,277)	(707,683)
Net increase/(decrease) in cash and cash equivalents	417,529	(347,208)
Cash and cash equivalents at beginning of period	202,502	878,030
Cash and cash equivalents at end of period	$620,031	$530,822

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$20,462	$11,673
Income taxes	36,226	36,820
Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$27,031	$42,974
Increase of operating lease assets and liabilities from new or modified leases	260,268	135,858
Increase of finance lease assets and liabilities from new or modified leases	450	5,143

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Sales Information:
Comparable store sales increase	2.5%	5.5%	2.3%	5.4%
New store sales (% of total sales)	4.8%	2.2%	4.5%	2.4%
Average transaction value	$63.56	$63.52	$61.44	$60.29
Comparable store average transaction value increase (a)	0.6%	7.5%	1.6%	7.1%
Comparable store average transaction count increase/(decrease)	1.8%	(2.0)%	0.7%	(1.7)%
Total selling square footage (000’s)	37,809	33,759	37,809	33,759
Exclusive brands (% of total sales)	28.0%	28.8%	29.8%	29.3%
Imports (% of total sales)	11.5%	11.5%	11.5%	11.6%

Store Count Information:
Tractor Supply (including Orscheln Farm and Home stores)
Beginning of period	2,164	2,003	2,147	2,003
New stores opened	17	13	34	13
Stores closed	—	—	—	—
End of period	2,181	2,016	2,181	2,016
Petsense by Tractor Supply
Beginning of period	189	178	186	178
New stores opened	3	—	6	1
Stores closed	—	—	—	(1)
End of period	192	178	192	178
Consolidated end of period	2,373	2,194	2,373	2,194

Pre-opening costs (000’s)	$4,878	$1,587	$7,942	$2,389

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,032.9	$1,051.0	$1,032.9	$1,051.0
Inventory turns (annualized)	3.92	4.20	3.57	3.94
Share repurchase program:
Cost (000’s) (c)	$157,448	$188,210	$354,616	$484,390
Average purchase price per share	$222.42	$199.88	$225.34	$210.62

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
Note: Comparable store metrics percentages may not sum to total due to rounding.
Note: With the exception of store count information, new stores sales (% of total sales), total selling square footage, and average inventory per store, all metrics listed above exclude unconverted
Orscheln Farm and Home stores.

	Three Months Ended		Six Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Capital Expenditures (millions):
Existing stores	$79.1	$70.5	$162.1	$136.5
New and relocated stores and stores not yet opened	28.3	18.8	61.5	31.3
Information technology	29.2	30.7	51.1	49.1
Distribution center capacity and improvements	54.1	32.4	73.7	46.2
Corporate and other	1.0	0.5	1.2	2.2
Total	$191.7	$152.9	$349.6	$265.3